EX-FILING FEES

Calculation of Filing Fee Tables

PREM14C
(Form Type)

Convey Health Solutions Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$163,131,328.50	.0000927	$15,122.27
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$163,131,328.50
Total Fees Due for Filing			$15,122.27
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$15,122.27

(1) Title of each class of securities to which transaction applies: common stock, par value $0.01 per share.

(2) Aggregate number of securities to which transaction applies: the aggregate number of shares of common stock to which this transaction applies is 15,536,317, par value $0.01 per share, entitled to receive the per share merger consideration of $10.50.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of the product of 15,536,317 shares of common stock and the per share merger consideration of $10.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.

(4) Proposed maximum aggregate value of transaction:$163,131,328.50.

(5) Total fee paid: $15,122.27.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources